Exhibit 8.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

L. Andrew Immerman	Direct Dial: 404-881-7532	Email: andy.immerman@alston.com

January 26, 2018

The First Bancshares, Inc.

6480 U.S. Highway 98 West

Hattiesburg, Mississippi 39402

Re:	Tax Opinion – Agreement and Plan of Merger between The First Bancshares, Inc. and Sunshine Financial, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of December 6, 2017 (the “Agreement”), between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Sunshine Financial, Inc., a Maryland corporation (“Sunshine”), pursuant to which, at the Effective Time, Sunshine will merge with and into FBMS, with FBMS as the surviving corporation (the “Merger”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement on Form S-4 (the “Registration Statement”), of FBMS being filed with the Securities and Exchange Commission (the “SEC”); the letters of FBMS and Sunshine to Alston & Bird LLP dated as of the date hereof, containing certain facts and representations (the “Officer’s Certificates”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, the Registration Statement, the Officer’s Certificates, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Agreement; (ii) the Agreement and Registration Statement accurately reflects the material facts of the Merger; (iii) the representations made by FBMS and Sunshine in the Agreement, the Registration Statement, and the Officer’s Certificates are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by FBMS and Sunshine in the Agreement, the Registration Statement, and the Officer’s Certificates that are made to best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

Alston & Bird LLP	www.alston.com

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Tax Opinion – Agreement and Plan of Merger between The First Bancshares, Inc. and Sunshine Financial, Inc.

January 26, 2018

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, it is our opinion that under current law the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In addition, subject to the assumptions set forth herein and the assumptions and qualifications set forth in the Registration Statement, under current U.S. federal income tax law, the statements under the caption “U.S. Federal Income Tax Considerations,” to the extent that they set forth specific legal conclusions under U.S. federal income tax law, except as otherwise provided therein, represent our opinion.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

We consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder

Sincerely,

ALSTON & BIRD LLP

By:	/s/ L. Andrew Immerman

L. Andrew Immerman
A Partner